Exhibit 99.5

Willis Lease Finance Corporation and Subsidiaries

Unaudited Pro Forma Financial Information

The accompanying pro forma condensed combined Income Statements for the year ended December 31, 2012 and for the nine months ended September 30, 2013 (unaudited) and the unaudited pro forma condensed combined Balance Sheet as of September 30, 2013 have been prepared as if Willis Lease Finance Corporation’s (“WLFC”, “we”, “our”) acquisition of most of the assets of JT Power, LLC and subsidiaries (“JTP”) had occurred on January 1, 2012.

The pro forma information provided in this filing reflects preliminary estimates and assumptions based on information available at the time of preparation, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets, higher levels of interest expense and elimination of all transactions between WLFC and JTP. The pro forma statements do not include the impacts of any revenue, cost, or other operating synergies that may result from the acquisition.

The pro forma financial statements do not purport to represent what the results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, these statements do not purport to project the future financial position or operating results of the combined company.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2013

(in thousands, except per share data)

(unaudited)

	WLFC (a)	JTP (b)	Pro Forma Adjustments (c)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$4,028	$175	$—		$4,203
Restricted cash	38,003	262	(262)	4(v)	38,003
Equipment held for operating lease, less accumulated depreciation of $250,938	1,015,588	—	—		1,015,588
Equipment held for sale	31,506	—	(705)	4(i)(b)	30,801
Spare parts inventory	—	3,291	314	4(ii)	3,605
Operating lease and spare parts related receivables, net of allowances of $427 and $15 for WLFC and JTP, respectively	5,082	1,630	—		6,712
Investments	18,072	281	—		18,353
Property, equipment & furnishings, less accumulated depreciation of $8,523 and $236 for WLFC and JTP, respectively	4,994	93	—		5,087
Equipment purchase deposits	1,369	—	—		1,369
Intangible assets	—	—	1,160	Note 3	1,160
Goodwill	—	—	375	4(vi)	375
Other assets	20,779	1,083	—		21,862
Total assets	$1,139,421	$6,815	$882		$1,147,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,877	$2,666	$—		$15,543
Liabilities under derivative instruments	301	—	—		301
Deferred income taxes	82,608	—	—		82,608
Notes payable	744,300	13,867	(1,143)	4(i)(a)	748,771
			4,471	4(iv)
			(12,724)	4(v)
Maintenance reserves	76,579	—	—		76,579
Security deposits	12,535	—	—		12,535
Unearned lease revenue	3,740	—	—		3,740
Total liabilities	932,940	16,533	(9,396)		940,077

Shareholders’ equity:
Common stock ($0.01 par value, 20,000,000 shares authorized; 8,492,948 shares issued and outstanding at September 30, 2013)	85	—	—		85
Paid-in capital in excess of par	44,950	—	—		44,950
Noncontrolling interest	—	206	(206)	4(iii)	—
Retained earnings	161,984	(9,924)	10,484	4(v)	162,544
Accumulated other comprehensive loss, net of income tax benefit of $251	(538)	—	—		(538)
Total shareholders’ equity	206,481	(9,718)	10,278		207,041
Total liabilities and shareholders’ equity	$1,139,421	$6,815	$882		$1,147,118

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2012

(in thousands, except per share data)

(unaudited)

	WLFC (a)	JTP (b)	Pro Forma Adjustments (c)		Pro Forma Combined
REVENUE
Lease rent revenue	$94,591	$—	$—		$94,591
Maintenance reserve revenue	41,387	—	—		41,387
Gain (loss) on sale of leased equipment	5,499	(9)	—		5,490
Loss on jet engine part sales	—	(114)	—		(114)
Consignment commissions	—	1,525	—		1,525
Other revenue	6,613	277	—		6,890
Total revenue	148,090	1,679	—		149,769

EXPENSES
Depreciation expense	52,591	53	—		52,644
Amortization of intangible	—	—	232	1	232
Write-down of equipment	5,874	7,526	—		13,400
Write-down of inventory	—	6,192	—		6,192
General and administrative	34,551	4,150	—	Note 4	38,701
Technical expense	7,006	—	—		7,006
Net finance costs:
Interest expense	31,749	810	110	2(i)	32,612
			(57)	2(ii)
Interest income	(80)	—	57	2(iii)	(23)
Gain on debt foreclosure		(29,549)	—		(29,549)
Loss on debt extinguishment and derivatives termination	15,462	—	—		15,462
Total net finance costs	47,131	(28,739)	110		18,502
Total expenses	147,153	(10,818)	342		136,677

Earnings from operations	937	12,497	(342)		13,092

Earnings from joint ventures	1,759	—	—		1,759

Income before income taxes	2,696	12,497	(342)		14,851
Income tax expense	(1,161)	(4,749)	130	3(i)(ii)	(5,780)
Net income	$1,535	$7,748	$(212)		$9,071

Income allocable to noncontrolling interest	—	28	—		28
Preferred stock dividends	2,493	—	—		2,493
Preferred stock redemption costs	2,835	—	—		2,835

Net income (loss) attributable to common shareholders	$(3,793)	$7,720	$(212)		$3,715

Basic earnings (loss) per common share:	$(0.45)	—	—		$0.44

Diluted earnings (loss) per common share:	$(0.43)	—	—		$0.42

Average common shares outstanding	8,490	—	—		8,490
Diluted average common shares outstanding	8,791	—	—		8,791

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Pro Forma Condensed Combined Income Statement

For the Nine Months Ended September 30, 2013

(in thousands, except per share data)

(unaudited)

	WLFC (a)	JTP (b)	Pro Forma Adjustments (c)		Pro Forma Combined
REVENUE
Lease rent revenue	$75,016	$—	$—		$75,016
Maintenance reserve revenue	29,908	—	—		29,908
Gain on sale of leased equipment	3,556	—	—		3,556
Gain on jet engine part sales	—	1,931	—		1,931
Consignment commissions	—	1,056	—		1,056
Other revenue	2,729	—	—		2,729
Total revenue	111,209	2,987	—		114,196

EXPENSES
Depreciation expense	43,563	43	—		43,606
Amortization of Intangible	—	—	174	1	174
Write-down of equipment	6,268	—	—		6,268
General and administrative	24,265	1,799	—	Note 4	26,064
Technical expense	10,423	—	—		10,423
Net finance costs:
Interest expense	28,984	570	82	2(i)	29,582
			(54)	2(ii)
Interest income	—	—	54	2(iii)	54
Total net finance costs	28,984	570	82		29,636
Total expenses	113,503	2,412	256		116,171

Earnings (loss) from operations	(2,294)	575	(256)		(1,975)

Earnings from joint ventures	3,186	—	—		3,186

Income before income taxes	892	575	(256)		1,211
Income tax benefit (expense)	8,181	(219)	97	3(i)(ii)	8,060
Net income (loss)	$9,073	$357	$(159)		$9,271

Income allocable to noncontrolling interest	—	178	—		178
Preferred stock dividends	—	—	—		—

Net income attributable to common shareholders	$9,073	$179	$(159)		$9,093

Basic earnings per common share:	$1.12	—	—		$1.12

Diluted earnings per common share:	$1.09	—	—		$1.09

Average common shares outstanding	8,091	—	—		8,091
Diluted average common shares outstanding	8,332	—	—		8,332

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Willis Lease Finance Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Pro Forma Presentation

On November 6, 2013, WLFC paid approximately $4.5 million in cash, net of $1.1 million in amounts owed by JTP to WLFC, pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) to acquire most of the assets of JTP. The cash portion of approximately $4.5 million was funded with cash on hand and funds drawn from an existing revolving credit facility. JTP is a recognized participant in the aircraft and aircraft engine part-out industry. We anticipate that the combination of our leasing products and the JTP suite of services will allow us to further establish our aviation leasing business as a strategic partner for the aviation industry worldwide.

Note 2: Pro Forma Columns

The columns included in the unaudited pro forma condensed combined statements of operations are as follows:

(a) Represents WLFC’s historical consolidated Income Statements for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, and Balance Sheet as of September 30, 2013.

(b) WLFC has the same fiscal year as JTP.  Financial information for JTP for the year ended December 31, 2012 and the nine months ended September 30, 2013 has been used in preparation of the pro forma financial statements.

The unaudited Balance Sheet and Income Statement as of and for the nine months ended September 30, 2013 were obtained from JTP’s accounting records. The monthly statements for the period January 31 through September 30, 2013 formed the basis for the unaudited Income Statement activity for the nine months September 30, 2013 included in Exhibit 99.4 to this Current Report on Form 8-K/A.

The JTP financial information for the year ended December 31, 2012 was obtained from the audited Income Statement for the year ended December 31, 2012 included in Exhibit 99.2.

Certain line items from JTP’s historical consolidated Income Statement have been reclassified to conform to the WLFC presentation format.

(c) Represents the pro forma adjustments for the JTP acquisition, as follows:

(1) Adjustment to reflect a net increase in amortization expense of $0.23 million and $0.17 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, as a result of Intangible asset amortization expense associated with the fair value allocated to JTP’s intangible assets in the current transaction, as described in Note 3 below.

(2) Adjustment to reflect a net increase in interest expense of $0.05 million and $0.03 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. The additional interest expense is comprised of the following parts:

(i) A drawdown of approximately $4.5 million on our existing revolving line of credit used to fund the JTP acquisition, which incurred interest expense at a rate of 3.2 percent during the period, but which was partially offset by a savings on commitment fees for unused funds under the revolving line of credit, resulting in additional interest expense of $0.11 million and $0.08 million in 2012 and 2013, respectively.

(ii) A reduction to interest expense which eliminates intercompany interest paid by JTP to WLFC of $0.06 million and $0.05 million in 2012 and 2013, respectively.

(iii) An adjustment to eliminate the corresponding interest income resulting from interest paid by JTP to WLFC of $0.06 million and $0.05 million for 2012 and 2013, respectively, has been recorded as a reduction to interest income for the relevant periods.

(3) Adjustments to apply the applicable statutory tax rates based on the nature of the adjustments and their deductibility for tax purposes resulting from the following:

(i) Tax effect of the pro forma adjustments.

(ii) WLFC has historically and will continue to file as a corporate taxpayer taxed at standard corporate tax rates.  JTP has historically been treated as a disregarded entity for tax purposes with no separate tax obligation and will be taxed as a corporate taxpayer as part of the WLFC combined filing going forward.  We have presented historic tax expense for JTP herein in the “JTP (b)” column, not the “Pro Forma Adjustments (c)” column to reflect the tax expense that would have been allocable to JTP had our companies been combined as of the reporting dates.

(4) Balance sheet adjustments to give effect to the acquisition as if it had occurred as of September 30, 2013.  Refer to Note 3 below for the preliminary purchase price allocation resulting from the transaction as of November 6, 2013:

(i) Adjustments to eliminate intercompany debt related balances:

(a)         Adjustment to reflect the $1.1 million of guaranteed proceeds on consigned parts forgiven as part of the total $5.6 million in purchase consideration paid to JTP by WLFC upon closing.  The guarantee had been structured as a note payable to WLFC.

(b)         Adjustment to remove the $0.7 million balance of the consignment guarantee due from JTP on WLFC’s books.  Refer to Note 3 below for further discussion of this matter and its impact on goodwill.

(ii) The $0.3 million increase in spare parts inventory relates to the recording of the inventories at fair value.  The fair value of inventories was determined based upon an income method approach taking into consideration types and quantities of inventories acquired, market demand and management’s assumptions regarding the life-span of and cost to sell such inventories.  It is estimated that the inventories will be charged to JTP’s cost of goods sold as parts are sold over approximately the next three years.

(iii) As a result of the acquisition, all assets of the consolidated entity for which JTP recorded as noncontrolling interest were acquired by WLFC.  As of the date of acquisition there are no parties which hold a noncontrolling interest in any subsidiaries of JTP, and as such, the noncontrolling interest balance has been eliminated.

(iv) Adjustment to record the drawdown on WLFC’s revolving credit facility of $4.5 million to fund the cash portion of the $5.6 million purchase price.

(v) Adjustment to record the net effect of the pro forma adjustments included and to eliminate retained earnings of JTP, including the extinguishment of notes as part of a change in capital structure subsequent to September 30, 2013, but prior to the acquisition date.  This was achieved through the settlement discussed in Note 5 below.  The restricted cash balance associated with the notes has also been eliminated.  There was no debt assumed by WLFC as a result of the acquisition.

(vi) Adjustment to record goodwill of $0.38 million.  Refer to the preliminary purchase price allocation in Note 3 below for further detail regarding the assets acquired, liabilities assumed and resulting goodwill in the acquisition.

Note 3: Purchase Price Allocation

The purchase price allocation for this acquisition is considered preliminary and may change upon completion of the determination of the fair value of assets acquired and liabilities assumed. The following table summarizes the initial purchase price allocation as of November 6, 2013, the date of acquisition (in thousands):

Assets:
Spare parts inventory	$3,360
Operating lease and spare parts related receivables	1,720
Intangible assets	1,160
Other assets	619
Goodwill	375
Cash and cash equivalents	299
Investments	241
Property and equipment	87
Total assets	7,861
Liabilities:
Accounts payable and accrued expenses	2,685
Total liabilities	2,685
Purchase price *	$5,176

* Per the Purchase Agreement, the purchase price to acquire most of the assets of JTP totaled $5.6 million.  Of the total purchase price, $1.1 million was in the form of the forgiveness of a consignment guarantee due from JTP.  As the guarantee had been included on the books of WLFC for $0.7 million, the $0.4 million differential between the amount owed by JTP and the amount booked by WLFC was treated as a reduction to the purchase price paid by WLFC for accounting purposes, effectively reducing the amount paid by WLFC to $5.2 million.  As a result, the goodwill arising from the transaction was correspondingly reduced by $0.4 million.

Note 3: Purchase Price Allocation, continued

The $1.2 million of intangible assets acquired consists of $0.9 million of consignment partner relationships and $0.3 million of customer relationships. These intangible assets will be amortized over their expected useful lives, ranging from 4 to 6 years.

Note 4: Non-recurring Items

The unaudited pro forma condensed combined Income Statements have not been adjusted for nonrecurring charges resulting from the acquisition. WLFC incurred approximately $0.1 million in acquisition related expenses comprised mostly of legal, regulatory, and other professional fees, the majority of which were recorded after September 30, 2013, and as such, did not affect the financial statements presented in this disclosure.

Note 5: Subsequent Events

On October 22, 2013, subsequent to the period for which pro forma financial information is presented, but before the acquisition date, JTP reached an agreement with its primary creditor to settle all outstanding debts, totaling $12.7 million at September 30, 2013.  JTP paid $1.0 million in total consideration to settle all obligations to its primary creditor.  Refer to 4(v) in Note 2 above which describes the pro forma adjustments made eliminating this debt balance.  WLFC assumed no debt in the acquisition of JTP.